Exhibit 3.1

Amendment No. 2 to the

CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
DECISIONPOINT SYSTEMS, INC.

DECISIONPOINT SYSTEMS, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:           The name of the Corporation is DecisionPoint Systems, Inc.

Second:    The Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions of Series C Cumulative Preferred Stock of the Corporation was filed with the Secretary of State on July 1, 2011, and Amendment No. 1 thereto was filed with the Secretary of State on October 31, 2012 (as amended, the “Certificate of Designation”).

Third:         Section 5(d) of the Certificate of Designations is hereby amended and restated as follows:

 (d)           Conversion Prices.   The initial conversion value for the Convertible Preferred Stock shall be $3.20 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section 5, provided that, effective as of January 1, 2013, if the Convertible Preferred Stock has not been redeemed prior to such date, the Conversion Value will be the lower of the Conversion Price then in effect or $0.61 per share (representing the closing price of the Common Stock on October 31, 2012) of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), subject to further adjustment in accordance with the provisions of this Section 5.  Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as the “Conversion Value.” All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Convertible Preferred Stock.

Fourth:    The foregoing Amendment of the Certificate of Designations was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Series C Cumulative Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on behalf of the Corporation this 15th day of November, 2012.

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Nicholas R. Toms
Name: Nicholas R. Toms
Title: Chief Executive Officer

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